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                                                          Exhibit No. (10)(viii)

                           CHANGE OF CONTROL AGREEMENT



                                                              March 16, 1998

Dear

         Great Lakes Chemical Corporation (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Accordingly, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction and disruption in the event of a threatened or actual change in control of the Company.

         This letter does not constitute an employment contract, nor does it alter your status as an at will employee of the Company or any subsidiary thereof. This letter agreement merely sets forth the severance benefits which the Company agrees will be provided to you in the event, but only in the event, that your employment with the Company and its subsidiaries terminates or is deemed to terminate subsequent to a "change in control of the Company" or a "potential change in control of the Company" as defined in paragraph 2 hereof under the circumstances specified herein.

In order to accomplish the purposes specified herein, the parties hereby agree as follows:

         1. TERM. (a) This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1999; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30th of the preceding year, the Company shall have given you notice that it does not wish to extend this Agreement or a change in control of the Company, as defined in paragraph 2 hereof, shall have occurred prior to such January 1; provided, however, (i) if a change in control of the Company shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such change in control of the Company occurs, and (ii) this Agreement shall continue in effect during the pendency of a "potential change in control of the Company" (as defined in paragraph 2(b) hereof) (or in the case of a potential change in control of the Company described in paragraph 2(b)(i), for a period of three (3) months following the occurrence of such potential change in control of the Company).
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                  (b) This Agreement shall be immediately terminated, and you shall have no right to the payment of any compensation or benefits under this Agreement, in the event that your employment with the Company and its subsidiaries is terminated, with or without Cause, prior to the occurrence of a change in control of the Company. Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company and its subsidiaries prior to a change in control of the Company or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are hereby expressly reserved, to discharge you at any time prior to a change in control of the Company for any reason whatsoever.

                  (c) Notwithstanding the provisions of paragraph l(b) hereof, in the event that your employment with the Company and its subsidiaries is terminated by the Company and its subsidiaries during the pendency of a "potential change in control of the Company" (as defined in paragraph 2(b) hereof) (or, in the case of a potential change in control of the Company described in paragraph 2(b)(i), within three (3) months following the occurrence of such potential change in control of the Company), then such termination shall be deemed to be a termination subsequent to a change in control of the Company for purposes of this Agreement entitling you to the severance and all other benefits hereinafter set forth as if your employment had terminated subsequent to a change in control of the Company.

2.       CHANGE IN CONTROL AND POTENTIAL CHANGE IN CONTROL.

         (a)      Definition of Change in Control of the Company.

For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

         (i) any "person" (as such term is used in Section 1 3(d) and 14(d) of the Securities Exchange Act of 1934 (as in effect as of the date of this Agreement (the "Exchange Act")) other than (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company (any such person is hereinafter referred to as a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);
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         (ii)     there is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, immediately after such merger or consolidation, more than 70% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation;

         (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

         (iv) during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i),
                  (ii) or (iii) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

         For purposes of this Agreement, where a change in control of the Company results from a series of related transactions, the change in control of the Company shall be deemed to have occurred on the date of the consummation of the first such transaction. For purposes of clause (i) of this subsection (a), the stockholders of another corporation (other than the Company or a corporation described in subclause (iv) of clause (i) of this subsection (a)) shall be deemed to constitute a Person. Further, it is understood by the parties that the sale, transfer, or other disposition of a subsidiary of the Company shall not constitute a change in control of the Company giving rise to benefits under this Agreement.


(b)      Definition of Potential Change in Control of the Company.

         For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if the conditions set forth in any one of the following clauses shall have been satisfied:

         (i) any Person is or becomes the beneficial owner, directly or indirectly, of 10% or more of the outstanding common stock of the Company unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under
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                  the Exchange Act (or any comparable or successor report) which
                  Schedule 1 3D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item
                  4 of such Schedule (other than the disposition of the common stock) so long as such Person neither reports nor is required to report such ownership other than as described in this clause; or

         (ii) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company; or

         (iii) any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a change in control of the Company; or

         (iv) any Person commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents which has the purpose of effecting or would (if successful) result in a change in control of the Company; or

         (v) a tender or exchange offer for at least 10% of the outstanding voting securities of the Company, made by a Person, is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act).

         (c)      Exception for Spin-Off Transaction.

                  Notwithstanding the provisions of paragraphs 2(a) and 2(b) or any other provision hereof, neither a "change in control of the Company" nor a "potential change in control of the
                  Company" shall be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company's stockholders or directors of, or the consummation of, any transaction or series of integrated transactions (including any merger or other business combination transaction) entered into in connection with, or expressly conditioned upon the occurrence of, a spin-off (such transaction or series of integrated transactions, the "Spin-Off Transaction") immediately following which the recordholders of the common stock of the Company immediately prior to the Spin-Off Transaction continue to have substantially the same proportionate ownership in the spun-off entity as they had in the Company immediately prior to the Spin-Off Transaction; provided that such Spin-Off Transaction (including any related merger of other business combination transaction) has been approved by a vote of a majority of the Company's Continuing Directors (as defined below) then in office. For purposes of this agreement, a "Continuing Director" shall mean any member of the Board of Directors of the Company who is a member of the Board of Directors as of the date of this Agreement and any person who subsequently becomes a member of the Board of Directors, if such person's nomination for election or election to the
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                  Board of Directors is recommended or approved by a majority of the Continuing Directors.

                  CONDITIONS OF TERMINATION FOLLOWING A CHANGE IN CONTROL. If a change in control of the Company (as defined in paragraph 2(a) hereof) occurs, the Company and its subsidiaries or you may terminate your employment with the Company and its subsidiaries under the following terms and conditions:

         (a) Cause. The Company and its subsidiaries may terminate your employment for Cause. For the purposes of this Agreement, the Company and its subsidiaries shall have "Cause" to terminate your employment hereunder upon (1) the willful and continued failure by you to substantially perform your duties with the Company or any subsidiary thereof (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) the willful engaging by you in gross misconduct, which is materially injurious to the Company and its subsidiaries. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of the first sentence of this paragraph and specifying the particulars thereof in detail.

         (b) Good Reason. You may terminate your employment with the Company and its subsidiaries for Good Reason; provided however, that you must provide written notice of termination to the Company within ninety (90) days from the event (or from the last in a series of events) relied upon by you as a basis for termination for Good Reason hereunder. For purposes of this Agreement, "Good Reason" shall mean:

         (1) without your express written consent, a material reduction in your duties, responsibilities or status with the Company and its subsidiaries as in effect immediately prior to a change in control of the Company, or a change in your titles or offices (to a lesser title or office) as in effect immediately prior to a change in control, or any removal of you from or any failure to reelect or reappoint you to any of such positions, except in connection with the termination of your employment for Cause or by you other than for Good Reason;

         (2) a reduction by the Company and its subsidiaries in your base salary or perquisites as in effect on the date hereof or as the same may be increased from time to time; the material reduction by the Company and its subsidiaries of the benefits
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                  provided to you in any thrift, incentive or compensation plan, or any pension, life insurance, health and accident or disability plan in which you are participating at the time of a change in control of the Company (or plans providing you with substantially similar benefits), or the taking of any action by the Company and its subsidiaries which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, unless such reduction or action is generally applicable to all employees of the Company or the relevant subsidiary; or

         (4) the Company and its subsidiaries require you regularly to perform your duties of employment beyond a fifty mile radius from the location of your employment immediately prior to the change in control of the Company;

         provided, however, that (i) any termination of employment by you shall not be considered a termination for Good Reason for purposes of this Agreement if such termination occurs after you have been absent from your job for a continuous period of at least six months as a result of your incapacity due to physical or mental illness (a "Disability Period") and occurs while you are receiving benefits under the Company's (or any subsidiary's) long-term disability plan(s) (if such benefits are at least as favorable to you as those available under the Company's (or such subsidiary's) long-term disability plan(s) in effect immediately prior to the change in control of the Company) and
(ii) if you return to work following a Disability Period, clause (1) of this paragraph 3(b) shall be inapplicable in determining whether Good Reason exists following such return.

         (c) Burden of Proof. In any judicial or other proceedings in which your right to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

         (d) Change in Control Required. Except as expressly provided in this Agreement, the above provisions of this paragraph 3 and the provisions of paragraph 4 shall be applicable after a change in control of the Company or a potential change in control of the Company has occurred, and not prior thereto.

         (e) Notice of Termination. Any termination of your employment by the Company and its subsidiaries for Cause under paragraph 3(a) hereof or by you for Good Reason pursuant to paragraph 3 (b) hereof shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (f) Date of Termination. "Date of Termination" shall mean (1) if your employment is terminated for Good Reason pursuant to paragraph 3(b) above, the date specified in the Notice of Termination, and (2) if your employment is terminated for any other reason, the date on which a Notice of Termination is given.
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4. COMPENSATION UPON TERMINATION FOLLOWING A CHANGE IN CONTROL. The following compensation will be provided to you by the Company in the event your employment with the Company and its subsidiaries is terminated (i) by the Company and its subsidiaries for Cause (as defined in paragraph 3(a) hereof), (ii) by the Company and its subsidiaries, other than for Cause or (iii) by you for Good Reason (as defined in paragraph 3(b) hereof), in each case either subsequent to a change in control of the Company as defined in paragraph 2 hereof or deemed to be subsequent to a change in control of the Company pursuant to paragraph 1 (c) hereof:

         (a) If your employment with the Company and its subsidiaries is terminated by the Company and its subsidiaries for Cause under paragraph 3(a) hereof, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement.

         (b) If the Company and its subsidiaries terminate your employment with the Company and its subsidiaries other than for Cause under paragraph 3(a) hereof, or if you terminate your employment for Good Reason under paragraph 3
(b) hereof, then the Company shall pay to you as severance pay (and without regard to the provisions of any benefit plan) in a lump sum payment, the sum of the following amounts:

         (1) your full base salary through the Date of Termination at a rate equal to the greater of the rate in effect immediately prior to the occurrence of the event(s) giving rise to the Notice of Termination or the rate in effect immediately prior to the change in control of the Company; plus a pro-rata bonus based on the bonus received by you in the calendar year immediately preceding the year in which the Date of Termination occurs, multiplied by (the number of days in the calendar year in which the Date of Termination occurs, up to and including the Date of Termination, divided by 365); plus an amount equal to unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination;

         (2) an amount equal to the product of (x) the sum of your annual base salary at a rate equal to the greater of the rate in effect immediately prior to the occurrence of the event(s) giving rise to the Notice of Termination or the rate in effect immediately prior to the change in control of the Company, plus the highest bonus or other amount paid or awarded (although not yet paid) to you by the Company and its subsidiaries in the year in which the Date of Termination occurs or the two full calendar years immediately preceding the year in which such Date of Termination occurs (amounts or awards in shares being taken for this purpose at the closing price on the New York Stock Exchange, or other appropriate exchange, on the last trading day before the allotment date), multiplied by (y) the number three (3); and.

         (3) in lieu of any further payments under any long term incentive or compensation
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                  plan of the Company or any subsidiary thereof or any successor plan, an amount equal to all awards thereunder earned or accrued, but not yet paid, for periods up to and including the Date of Termination.

(c) If the Company and its subsidiaries shall terminate your employment with the Company and its subsidiaries other than for Cause under paragraph 3(a) hereof, or if you shall terminate your employment with the Company and its subsidiaries for Good Reason under paragraph 3(b) hereof, in addition to any payment made or owed to you by the Company under paragraph 4(b) hereof:

         (1) the Company shall maintain in full force and effect, for your continued benefit for three years after the Date of Termination, all life insurance, health and accident or disability plans and programs in which you were entitled to participate immediately prior to the occurrence of the event(s) giving rise to the Notice of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your continued participation in any such plan or program is barred, the Company shall arrange upon comparable terms to provide you with benefits substantially similar to those benefits which you would otherwise have been entitled to receive under such plans and programs. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company or any subsidiary thereof and relating specifically to you. The receipt by you, from a new employer, of any of the benefits described in this paragraph 4(c)(1), shall not eliminate the Company's obligations to provide you with such benefits (or their equivalent), but shall act merely as an offset to the Company's obligations hereunder;

         (2) In addition to the retirement benefits to which you are entitled under each pension plan of the Company or any subsidiary thereof (a "Pension Plan") or any successor plans thereto, including, but not limited to the Retirement Plan and the Supplemental Retirement Plan, the Company shall pay you a lump sum amount, in cash, equal to the excess of (x) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at Normal Retirement Age (as defined in the Retirement Plan) or any earlier date, but in no event earlier than the third anniversary of the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which you would have accrued under the terms of each such Pension Plan (without regard to any amendment to such Pension Plan made subsequent to a change in control of the Company, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder and had been credited under each such Pension Plan during such period with compensation equal to (i) the higher of (a) your annual base salary in effect immediately preceding the occurrence of the event(s) giving rise to your Notice of Termination or (b) your annual base salary in effect immediately preceding the change in control of the Company, plus (ii) the higher of (a) your
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target bonus under any applicable incentive compensation plan in effect as of the Date of Termination or (b) the highest bonus or other amount paid or awarded (although not yet paid) to you by the Company and its subsidiaries in the year in which the Date of Termination occurs or the two full calendar years immediately preceding the year in which such Date of Termination occurs, over
(y) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at Normal Retirement Age or any earlier date, but in no event earlier than the Date of Termination, whichever annuity the actuarial equivalent is greatest) which you had accrued pursuant to the provisions of each such Pension Plan as of the Date of Termination. For purposes of this paragraph 4(c)(2), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under each of the Pension Plans, as applicable, immediately prior to occurrence of the event(s) giving rise to the Notice of Termination (without regard to any amendment of such methods and assumptions made subsequent to a change in control of the Company, which amendment results in a lower payment under this paragraph 4(c)(2));

         (3) All outstanding stock options previously granted to you, and not yet expired, will become fully and immediately vested and exercisable by you on the Date of Termination and for ninety
                  (90) days thereafter. You may, at your option, elect to receive in lieu of the exercise of all, or any portion of, the above options, a lump sum payment from the Company (such sum to be paid within ten (10) days after such election) in an amount equal to the difference between (i) total number of such options elected by you multiplied by the greater of (1) the market price of the Company's common stock on the Date of Termination or (2) the highest price paid for the Company's common stock in connection with the change in control of the Company and (ii) the aggregate exercise price of all such options elected by you;

         (4) the Company shall reimburse you for individual out placement services to be provided by a firm of your choice or, at your election, will provide you the use of office space, office supplies and secretarial assistance satisfactory to you. The aggregate expenditures of the Company pursuant to this paragraph 4(c)(4) shall not exceed $20,000;

         (5) the Company shall cause title to the automobile, if any, provided by the Company or any of its subsidiaries to you as of the date of the change in control to be transferred to you within 10 days following the Termination Date and shall pay all license and title registration fees and sales and transfer taxes applicable in connection with the transfer; and

         (6) the Company will pay all reasonable out-of-pocket expenses, including reasonable legal fees and legal expenses, incurred by you in connection with any judicial or other proceeding, including any arbitration proceeding under paragraph 16 hereof, to enforce this Agreement or to construe, or to determine or defend the validity of this Agreement, or otherwise, in connection herewith.

         (d) You shall not be required to mitigate the amount of any payment or benefits provided for in paragraph 4 by seeking other employment or otherwise, nor (except as provided in paragraph 4(c)(1)) shall the amount of any payment or benefits provided for in paragraph 4 be reduced by any payments or benefits received by you as the result of employment by another employer after the Date of Termination, or otherwise; provided, however, that the amount payable under paragraph 4 hereof shall be reduced by the amount of any severance, termination or notice pay (or any other similar amounts) required by law to be paid to you by the Company or its subsidiaries and by any salary or other amounts paid to you during any notice period which the Company or its subsidiaries is required by law to provide.

         (e) In the event that any payment or benefit received or to be received by you in connection with a change in control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (all such payments and benefits being hereinafter called "Total Payments") would be subject to (in whole or part) the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 4(e), shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) your Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l ) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the accounting firm which was, immediately prior to the actual or deemed change in control of the Company, the Company's independent auditor (the "Auditor") and reasonably acceptable to you, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(l) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence (or, if higher, in the state and locality of our principal place of business) on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the

Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Section 1 274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess) at the time that the amount of such excess is finally determined. You and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.

         (f) The cash payment obligations of the Company under paragraphs 4(b), 4(c)(2), and 4(e) hereof shall be paid to you in a lump sum within thirty (30) days of the Date of Termination.

         5. DEFAULT IN PAYMENT. Any payment not made within ten days after it is due in accordance with this Agreement shall thereafter bear interest, compounded quarterly, at the prime rate from time to time in effect at the Chase Manhattan Bank of New York.

         6. CONTINUED EMPLOYMENT. As consideration for the benefits to be provided to you by the Company under this Agreement, after a potential change in control of the Company but prior to the occurrence of a change in control, you agree to deliver to the Company 60 days' prior written notice of any voluntary termination by you of your employment with the Company and its subsidiaries.

         7. EFFECT ON OTHER PLANS. AGREEMENTS AND BENEFITS. Except to the extent expressly set forth herein, any benefit or compensation to which you are entitled under any agreement between you and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which you participate or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. The terms of this Agreement shall supersede and terminate any prior change in control severance agreement, or the provisions of any other agreement providing benefits following a change in control, entered into between you and the Company or any subsidiary thereof. Notwithstanding the above, any benefits received by you pursuant to this Agreement shall be in lieu of any severance benefits to which you would otherwise be entitled under any general severance policy maintained by the Company or the relevant subsidiary for its management personnel or under any employment contract between you and the Company or any subsidiary thereof.

         8. UNSECURED OBLIGATION. All rights of you or any beneficiary of yours who succeeds to your rights to payments or benefits under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or payment of any amounts due hereunder. Neither you nor any such beneficiary shall have any interest in or rights against any specific assets of the Company or any of its subsidiaries, and you and any such beneficiary shall have only the rights of a general unsecured creditor of the Company.

9.       SUCCESSORS BINDING AGREEMENT.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason subsequent to a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined, and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

         10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when mailed, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. MODIFICATION AND WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and is signed by you and such officer as may be specifically designated by the Board of the Company. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's rights at a later time to enforce the same. No waiver by either party of any provisions or breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of such provision or breach or a waiver of any other provision or breach.

         12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transaction contemplated herein and supersedes all prior agreements, arrangements or understandings, whether written or oral, relating to the subject matter hereof, including, without limitation, any letters, agreements, or understandings between you and the Company or any subsidiary thereof prior to the date hereof. Execution of this Agreement shall supersede and terminate any prior change in control severance agreement, or the provisions of any other agreement providing benefits following a change in control, entered into between you and the Company or any subsidiary thereof.

         13. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana.

         14. SEVERABILITY. If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby. If any provisions of this Agreement are held by a court of competent jurisdiction to conflict with any federal, state or local law, such provisions are hereby declared to be of such force and effect as is permissible in such jurisdiction.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, by three arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by you and the third of whom shall be appointed by the first two arbitrators. If either the Company or you fails to appoint an arbitrator within twenty (20) days of a request in writing by the other to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the second arbitrator is designated, then such arbitrator shall be appointed by the Chief Judge of the United States District Court located in the city of Chicago, or upon his failure to act, by the American Arbitration Association so as to enable the arbitrators to render an award within ninety (90) days after the three arbitrators have been appointed. Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association. Pending the resolution of such dispute or controversy, the Company will continue to pay you without interruption your full base salary in effect immediately prior to the notice giving rise to the dispute was given and continue you as a participant in all thrift, incentive, compensation, pension, life insurance, health and accident or disability plans in which you were participating when the notice giving rise to the dispute was given at a level equal to the level that was in effect immediately prior to such notice. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

The Company shall bear all of the expenses relating to any arbitration under this Agreement.

17. INTERPRETATION. References herein to action taken by the Company and its subsidiaries shall mean action taken by the Company and its subsidiaries taken together as a single entity. For example, if you are receiving benefits from a subsidiary and such benefits are no longer provided by such subsidiary but the same or equivalent benefits are instead provided by the Company or a different subsidiary, the Company and its subsidiaries shall be deemed for purposes of this Agreement not to have reduced or changed your benefits. As a further example, if your responsibilities with the Company are replaced with similar responsibilities with a subsidiary of the Company, the Company and its subsidiaries shall be deemed for purposes of this Agreement not to have changed your responsibilities. References herein to your employment or status with the Company and its subsidiaries shall mean your employment or status with the Company and its subsidiaries taken together as a single entity. References herein to the termination of your employment with the Company and its subsidiaries shall mean the termination of your employment with the Company and its subsidiaries such that after such termination you are no longer employed by the Company or any of its then subsidiaries.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                   Sincerely,


                                   GREAT LAKES CHEMICAL CORPORATION



                                   By:
                                      -----------------------------------------
                                   Title: Chief Executive Officer and President
                                      -----------------------------------------
                                   Date:
                                      -----------------------------------------

AGREED TO:

By:
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Title:
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Date:
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